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                      [Fox Chase Bancorp, Inc. Letterhead]



May 1, 2007


Dear Fox Chase Bancorp, Inc. Stockholder:

      We recently mailed you proxy material in connection with our upcoming Annual Meeting of Stockholders to be held on May 22, 2007. According to our records, we have not yet received your proxy.

      It is very important that your shares be voted, regardless of the number of shares you own.

      Please take a moment to VOTE your shares by returning your proxy in the envelope provided. If your shares are held with a broker or bank, you can also vote by internet by following the enclosed instructions.

      Our Board of Directors unanimously recommends a "FOR" vote on all proposals.

      Please disregard this letter if you already voted your shares. Thank you for your cooperation and support.


Sincerely,

/s/ Thomas M. Petro

Thomas M. Petro
President and Chief Executive Officer